Exhibit 99.1
FortuNet, Inc. Releases New Products and Features
Las Vegas, Nevada—March 15, 2006—During the recent World Bingo Show held in Las Vegas, Nevada on March 7 - 9, FortuNet, Inc. (NASDAQ:FNET) unveiled a new color bingo flashboard that utilizes high intensity color Light Emitting Diods instead of conventional incandescent light bulbs. Introduction of the flashboard signifies FortuNet’s entry into a new segment of the traditional bingo market, which it perceives as under served and receptive to new innovative products. FortuNet also introduced a new “slim-slot” design of the stationary player units at the Word Bingo Show. The “slim-slot” design features a space efficient “back-to-back” arrangement of two player terminals, each equipped with a large color Liquid Crystal Display housed in a metal cabinet. The first installation of the color bingo flashboard and the “slim-slot” stationary player unit is underway at a customer location in Las Vegas, Nevada.
FortuNet also demonstrated a new bonus bet feature for its stationary and mobile bingo game platforms at the World Bingo Show. The feature provides players the opportunity to place additional bets on combinations of the first numbers called in a bingo game. The bonus bet feature was installed at a customer location in Las Vegas shortly before the World Bingo Show.
In addition, FortuNet unveiled a comprehensive Win-Win™ mobile gaming system. This system allows players to play a suite of poker games, group- and stand-alone keno games, instant lottery or video pulltab games and Class-II games along with conventional bingo. This system can be deployed where mobile gaming is legal. FortuNet anticipates the rules and standards for mobile gaming systems in Nevada will be promulgated in the near future.
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About FortuNet, Inc.
FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server-

based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada.
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and are subject to numerous known and unknown risks and uncertainties, which could cause the company’s actual results to differ materially from those as indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and should review the company’s filings with the Securities and Exchange Commission.
Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com